Exhibit 10.43

[Western Union Letterhead]

October 28, 2011

Mr. John Dye
9720 Arnon Chapel Road
Great Falls, VA 22066

Dear John,

On behalf of Hikmet Ersek, it is my pleasure to extend this offer of employment (“Offer”)with Western Union, LLC, an affiliate of The Western Union Company (“Western Union” or the “Company”) reporting to the President and CEO of the Company. We are looking forward to you joining us as Executive Vice President, General Counsel. If you choose to accept this Offer, your start date will be December 11, 2011. This letter is subject to the approval of the Compensation and Benefits Committee of the Western Union Company Board of Directors (the “Compensation Committee”).

Exempt Salary

Your gross annualized starting salary will be $500,000 payable in accordance with the Company's regular payroll practices.

Sign-On Awards

You will receive sign-on awards with a target value of $1,200,000:

Cash award of $600,000 payable in three equal annual installments starting six months after your start date, subject to your employment with the Company on the payment dates,

Restricted stock unit ("RSU") award with a grant value of $600,000 to vest ratably over three years from the grant date, subject to your employment with the Company on the vesting dates.

The dollar value of the above RSU award at the time of grant does not change. However, based on share price at the time of the grant the number of units may vary. The equity grant date will be your employment start date, provided that the Compensation Committee has approved your equity awards on or before such date.

In the event of your voluntary termination of employment with the Company (other than a termination for Good Reason following a Change In Control pursuant to the Company Severance/Change In Control Policy), you will be required to repay a prorated portion of any cash sign-on payment received during the one-year period prior to such voluntary termination (based on the number of days between your termination date and the one year anniversary of the payment date, as calculated in the Company's sole discretion).

2012 Short and Long-Term Incentives

Beginning in 2012, you will be eligible to participate in the Company's Senior Executive Annual Incentive Plan (''SEAIP"), with a target short-term incentive award equal to 80% of your then current annualized base salary. Your SEAIP award, if any, will be based on your achievement of established performance measures, the Company's achievement of established financial performance goals and in accordance with the SEAIP's terms and conditions.

You will also be eligible for an annual Long-Term Incentive Plan (“LTIP”) award consisting of stock options and Performance Share Units, in one-third and two thirds increments respectively, with a grant date target value of $750,000.

All awards under the SEAIP and LTIP require approval from the Compensation Committee and LTIP awards require the execution by you of an agreement containing certain restrictive covenants such as non-solicitation, non-competition and non-disclosure commitments. All recommendations for awards will be made in accordance with Western Union's current guidelines, subject to the approval of the recommendation. All your rights and obligations with respect to any awards granted to you are subject to the terms and conditions of the SEAIP and LTIP as well as the terms and conditions of the applicable award agreements. If you do not receive materials reflecting your grants within three months of your start date, please let me know immediately.

Benefits

You will be eligible to participate in the Company's health, welfare and financial security benefit programs on the same terms as similarly situated employees of the Company at the location where you will be employed. Health and welfare benefit eligibility begins on the first day of the month following or coinciding with your start date. Additional information regarding benefits and enrollment Information will be reviewed with you on or shortly after your first day of employment. Finally, please understand that the Company reserves the right to amend or terminate any or all of its employee benefit plans and corporate policies at any time, in its sole discretion.

Supplemental Incentive Savings Plan (Deferred Compensation)

If you accept this Offer, you will be eligible to participate in The Western Union Company Supplemental Incentive Savings Plan, a nonqualified deferred compensation plan. Plan information and enrollment materials will be provided separately. Eligibility for this program is subject to approval by Western Union's Employee Benefits Committee.

Severance

As an “Eligible Executive” as defined under The Western Union Company Severance/Change in Control Policy (Executive Committee Level) (the “Policy”), you are eligible for coverage under the Policy, subject to its terms and conditions as the same may be amended by the Company from time to time in its sole discretion.

Relocation

If you accept this Offer, you agree to complete your relocation to the Denver area no later than July 31, 2012, pursuant to the terms of the Western Union Senior Executive Relocation Policy (“Relocation Policy”). You will be eligible for relocation assistance and reimbursement for relocation expenses pursuant to the Relocation Policy. In addition, for your relocation, we will modify our Relocation Policy to accommodate the appraised value of your home to be sold in Great Falls, VA. You will be eligible for Employee Only Temporary Living Expense benefits under the Relocation Policy for an additional five months. Eileen Gibson, Director, Global Mobility, (314) 825 2408 will contact you within 48 hours after we receive a signed copy of this Offer. Please note that if you resign from, or are terminated for cause by the Company within a period of 12 months after your starting/transfer date, you will refund, at a prorated amount, to the Company expenses incurred by the Company as a result of your relocation/transfer. This prorated amount will be based on the portion of the twelve-month period you have been employed by the Company.

Immigration Reform & Control Act

In compliance with the Immigration Reform and Control Act of 1986, on your first day of work we ask that you bring documents that will establish your identity and your eligibility to work in the United States. Some examples include your driver's license and social security card, your birth certificate, or a current passport.

Other Agreements

As a condition of your employment with the Company, you may be required to sign certain agreements, including but not limited to agreements regarding non-solicitation, non-competition, confidentiality, outside board service and arbitration of employment disputes. You will also be subject to all Company policies applicable to the Company's employees, including but not limited to the Western Union Code of Conduct.

Drug Screen

As one of the requirements for employment, you will be required to complete a drug screen within 96 hours of receiving this written Offer. If you fail to complete your drug screen within the 96-hour timeframe, this Offer of employment may be rescinded.

At Will Statement

Please understand that this Offer does not constitute a contract or a guarantee of continued employment for any period of time. This Offer supersedes any oral or prior written “offers” or verbal discussions that you have had with the Company related to employment with the Company. Any changes to this Offer must be in writing and signed by both Parties. As is the case throughout Western Union and its U.S. subsidiaries and affiliated companies, employment is “at will” and may be terminated by either you or the Company at any time for any reason. The terms and conditions of employment may be changed at any time at the sole discretion of management. This Offer is also subject to the Company receiving favorable results from your background Investigation and satisfactory completion by you of all required security clearance and training applicable to your position, drug screen, and provision by you of original documentation which verifies your right to work in the United States.

Acceptance

John, I hope you will accept this Offer. Feel free to call me at my office (720) 332-5444 or on my cell phone (303) 882-3109, if you have any questions or need additional clarification of this Offer. Please note that the terms of this Offer are subject to the approval of the Compensation Committee. Please indicate your decision and confirm your acceptance of the terms described in this letter by signing, dating, and returning one signed copy of this letter to me within three (3) days of receipt, Please fax a copy of this letter to me at (720) 332-6008. Prior to faxing, please contact Sheryl Szabatura at (720) 332-3711.

Sincerely,

/s/ Scott T. Scheirman

Scott T. Scheirman
Executive Vice President, Chief Financial Officer
and Acting Chief Human Resources Officer
Western Union

I accept your Offer of employment as described in this letter.

/s/ John R. Dye
Mr. John Dye

Date: 10/28/11